Exhibit m(2)e

AMENDED AND RESTATED EXHIBIT A TO THE MANNING & NAPIER FUND, INC.

SHAREHOLDER SERVICES AGREEMENT

Fee Schedule

Funds and Class	Maximum Fees for Service Activities
Pro-Blend Conservative Term Series - Class S	0.20%
Pro-Blend Moderate Term Series - Class S	0.25%
Pro-Blend Extended Term Series - Class S	0.25%
Pro-Blend Maximum Term Series - Class S	0.25%
Non-U.S. Equity Select Series Class S	0.25%
Global Equity Select Series Class S	0.25%
U.S. Equity Select Series Class S	0.25%
International Series Class S	0.25%
Dividend Focus Series Class S	0.25%
Strategic Income Conservative Series Class S	0.25%
Strategic Income Moderate Series Class S	0.25%
High Yield Bond Series Class S	0.25%
Real Estate Series Class S	0.25%
Global Fixed Income Series Class S	0.15%
U.S. Dividend Focus Series Class S	0.25%
International Dividend Focus Series Class S	0.25%
Core Plus Bond Series Class S	0.25%

Dated: August 1, 2013

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